Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2018

PORT ANGELES, WA (February 1, 2019) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter and year ended December 31, 2018. The Company reported net income of $2.1 million, or $0.21 earnings per basic and diluted share, for the quarter ended December 31, 2018, compared to net income of $1.9 million, or $0.19 earnings per basic and diluted share, for the quarter ended September 30, 2018, an increase of $204,000. The current quarter's net income increased $2.2 million compared to a net loss of $114,000 for the same quarter in 2017. The increase in net income compared to the same quarter last year was mainly due to an estimated revaluation adjustment of the net deferred tax asset ("DTA revaluation") through the provision for income taxes as a result of the passage of the U.S. Tax Cuts and Jobs Act ("Tax Act") on December 22, 2017. The estimated DTA revaluation resulted in a $1.2 million increase to the Company's income tax expense and an $0.11 reduction in earnings per basic and diluted share for the quarter ended December 31, 2017. The non-GAAP (Generally Accepted Accounting Principles) reconciliation of net income eliminating the non-recurring DTA revaluation, which the Company believes facilitates an assessment of its banking operations, is included at the end of this release.

Larry Hueth, President and CEO, commented, "We are very pleased with the 50% year over year increase in earnings per share. Loan and deposit growth were respectable for the year, although we did see some slowing during the most recent quarter attributable to uncertainty associated with where we are in the economic cycle and other market influences. Net interest income after provision for loan losses increased 8.2% year over year as we saw the positive impact of a higher loan to deposit ratio. We continue to focus on asset quality and interest rate risk mitigation efforts moving into 2019 and look forward to continued earnings improvement as we adjust our earning asset mix and focus on operating efficiencies. We also anticipate continuing our capital management strategies through share repurchase and dividends that we employed in 2018.

During the quarter, we declared and paid our first dividend to shareholders, and we are pleased to announce that the board of directors declared another dividend of $0.03 per common share outstanding at its regular meeting on January 22, 2019, which will be payable March 22, 2019, to shareholders of record at March 8, 2019."

Quarter highlights (at or for the quarter ended December 31, 2018)

•	Net income increased $204,000 compared to the quarter ended September 30, 2018 and increased $2.2 million compared to the quarter ended December 31, 2017;

•	Basic and diluted earnings (loss) per share increased to $0.21 compared to $0.19 for the quarter ended September 30, 2018, and $(0.01) for the quarter ended December 31, 2017;

•
Loans receivable increased $24.4 million compared to the quarter ended September 30, 2018 and increased $84.7 million compared to the quarter ended December 31, 2017, primarily due to increases in auto and commercial real estate loans;

•	Deposits increased $8.7 million during the quarter and increased $55.2 million from one year prior, due to promotional and ongoing business development activities in new and existing markets;

•
The Company repurchased 200,600 shares of its common stock at an average price of $15.29 per share during the quarter and 623,813 at an average price of $16.00 per share during the year under the 2017 stock repurchase plan approved in September 2017; and

•	The Company paid its first dividend of $0.03 per common share outstanding on December 14, 2018.

Balance Sheet Review

During the quarter ended December 31, 2018, total assets increased $21.0 million to $1.3 billion, primarily due to an increase in net loans receivable. Year over year, total assets increased $43.1 million from $1.2 billion at December 31, 2017, primarily due to growth in net loans receivable and investment securities.

    Investment securities decreased $4.5 million during the quarter to $306.5 million at December 31, 2018, and decreased $33.9 million compared to $340.4 million at December 31, 2017. We continue to focus on growing our loan portfolio and improving our earning asset mix over the long term, as evidenced by the decrease in investment securities and increase in net loans receivable during the year.

    At December 31, 2018, U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 57.0%, and totaled $174.7 million at December 31, 2018, a decrease during the quarter of $2.0 million from $176.7 million at September 30, 2018. Other investment securities were $121.1 million at December 31, 2018, a decrease of $2.1 million from $123.3 million at September 30, 2018. Total investment securities decreased $33.9 million at December 31, 2018 compared to $340.4 million at December 31, 2017, which included a $15.5 million decrease in mortgage-backed securities and an $18.4 million decrease in other investment securities. The year over year decrease was the result of sales, prepayment activity, and normal amortization, partially offset by new investment purchases. The estimated average life of the total investment securities portfolio was 5.0 years at December 31, 2018, compared to 5.4 years at September 30, 2018, and 5.3 years at December 31, 2017. The average repricing term of our investment securities portfolio was approximately 3.7 years as of December 31, 2018, 4.0 years as of September 30, 2018, and 3.5 years as of December 31, 2017, based on the interest rate environment at those times. We anticipate the investment portfolio will continue to provide additional interest income, as well as a source of liquidity to fund loan growth and a means with which to manage interest rate risk.

    Total loans, excluding loans held for sale, increased $23.9 million to $869.7 million at December 31, 2018 from $845.8 million at September 30, 2018, a result of our indirect and purchased auto loan programs and continued focus on commercial lending. Auto and other consumer, commercial real estate, and commercial business loans increased $17.4 million, $13.8 million, and $2.5 million, respectively, while construction and land, multi-family, home equity, and one to four family residential loans decreased $5.1 million, $2.9 million, $1.1 million, and $561,000, respectively. There were $57.0 million in undisbursed construction loan commitments at December 31, 2018 compared to $63.1 million at September 30, 2018, a decrease of $6.1 million. Auto loans and other consumer loans increased primarily as a result of our indirect auto lending and purchased auto loan programs.

Compared to December 31, 2017, total loans, excluding loans held for sale, increased $83.6 million attributable to increases in auto and other consumer loans of $59.3 million, commercial real estate loans of $50.3 million, multi-family loans of $8.6 million, and commercial business loans of $2.6 million, partially offset by decreases in one-to-four family residential loans of $19.2 million, construction and land loans of $17.0 million, and home equity loans of $844,000.

We monitor real estate values and general economic conditions in our market areas, in addition to assessing the strength of our borrowers, in order to prudently underwrite construction lending. As a result of recent changes, we expect there will be a slowing of construction lending in general, and no growth or a decline in construction and land loan balances in our loan portfolio. We continually assess our lending strategies across all product lines and markets within which we do business in order to improve our earnings potential over time while also prudently managing credit risk.

Deferred loan fees decreased to $292,000 at December 31, 2018 from $427,000 at September 30, 2018, and $724,000 at December 31, 2017. Year over year, the majority of the decrease is attributable to an increase in costs related to our indirect lending program, with the quarter showing a net decline related to changes in balances related to different categories of loans. Premiums on purchased loans increased to $3.9 million at December 31, 2018 from $3.4 million at September 30, 2018 and $2.5 million at December 31, 2017, mainly due to costs associated with our auto loan purchase program.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2018	September 30, 2018	December 31, 2017	Three Month Change	One Year Change
	(Dollars in thousands)
Real Estate:
One-to four-family	$336,178	$336,739	$355,391	(0.2)%	(5.4)%
Multi-family	82,331	85,229	73,767	(3.4)	11.6
Commercial real estate	253,235	239,431	202,956	5.8	24.8
Construction and land	54,102	59,219	71,145	(8.6)	(24.0)
Total real estate loans	725,846	720,618	703,259	0.7	3.2

Consumer:
Home equity	37,629	38,744	38,473	(2.9)	(2.2)
Auto and other consumer	87,357	70,003	28,106	24.8	210.8
Total consumer loans	124,986	108,747	66,579	14.9	87.7

Commercial business loans	18,898	16,432	16,303	15.0	15.9

Total loans	869,730	845,797	786,141	2.8	10.6
Less:
Net deferred loan fees	292	427	724	(31.6)	(59.7)
Premium on purchased loans, net	(3,947)	(3,423)	(2,454)	15.3	60.8
Allowance for loan losses	9,533	9,335	8,760	2.1	8.8
Total loans receivable, net	$863,852	$839,458	$779,111	2.9%	10.9%

During the quarter ended December 31, 2018, total liabilities increased $20.6 million to $1.09 billion at December 31, 2018 from $1.07 billion at September 30, 2018. The increase was primarily the result of an increase in customer deposits of $8.7 million to $940.3 million at December 31, 2018, from $931.6 million at September 30, 2018, and an increase in borrowings of $15.0 million to $136.6 million at December 31, 2018, from $121.5 million at September 30, 2018. Deposits grew as the result of an increase of $18.0 million in savings accounts and $10.2 million in certificates of deposit, offset by decreases of $7.1 million in transaction accounts and $12.5 million in money market accounts, respectively.

Total liabilities increased $47.9 million over the last year, mainly attributable to an increase in deposits of $55.2 million compared to $885.0 million at December 31, 2017, partially offset by a decrease in borrowings of $7.5 million compared to $144.1 million at December 31, 2017. We have competed aggressively to grow and maintain our deposit base in light of continued short-term interest rate increases and expect to focus on developing strong commercial business lending and deposit relationships over the longer term.

Total shareholders' equity increased $361,000 during the quarter to $172.3 million at December 31, 2018, mainly due to net income of $2.1 million and a decrease in unrealized loss on investments of $1.2 million, partially offset by share repurchases of $3.1 million.

Operating Results

Net income increased $204,000 to $2.1 million for the quarter ended December 31, 2018 compared to $1.9 million for the quarter ended September 30, 2018, and increased $2.2 million compared to the quarter ended December 31, 2017.

Net interest income after provision for loan losses remained relatively the same at $9.1 million for both the quarters ended December 31, 2018 and September 30, 2018. Net interest income after the provision for loan losses increased $794,000 compared to $8.3 million for the quarter ended December 31, 2017, due to an increase in net interest income of $866,000 partially offset by an increase in the provision for loan losses of $72,000. The increase in the provision for loan losses during the current quarter was mainly due to total loan growth. Total interest income increased $568,000 during the quarter to $12.1 million for the quarter ended December 31, 2018 compared to the previous quarter, primarily due to an increase in interest and fees on loans receivable of $397,000 and an increase in interest on investment and mortgage-backed securities of $197,000. Total interest income increased $1.9 million compared to $10.2 million for the quarter ended December 31, 2017, primarily due to an increase in the average balance of loans receivable.

Total interest expense increased $437,000 to $2.7 million for the quarter ended December 31, 2018 compared to the quarter ended September 30, 2018, and increased $1.0 million compared to the quarter ended December 31, 2017, due to the combined effects of an increase in the average balances of interest-bearing customer deposits as we grow, an increase in interest paid on customer deposits as we compete to attract and retain deposits, and the increased cost to utilize short-term FHLB advances as a funding source.

The net interest margin decreased six basis points to 3.19% for the quarter ended December 31, 2018 compared to 3.25% for the prior quarter ended September 30, 2018, and increased eight basis point from 3.11% for the same period in 2017. The net interest margin was lower during the quarter ended December 31, 2018, compared to the previous quarter mainly due to the increased cost of deposits and borrowings.

Noninterest income increased $192,000 to $1.6 million for the quarter ended December 31, 2018 from $1.4 million for the quarter ended September 30, 2018, and increased $255,000, from $1.4 million for the same quarter in 2017, mainly attributable to increased loan and deposit service fees of $115,000 and $350,000, respectively.

Noninterest expense increased modestly during the quarter ended December 31, 2018, as compared to the quarter ended September 30, 2018. Noninterest expense decreased $175,000 for the quarter ended December 31, 2018 compared to the same quarter in 2017, mainly attributable to a decrease of $120,000 in professional fees with the largest decrease in expense related to accounting and auditing fees whereby we accrued expenses for the audit of the six-month transition period in 2017 in order to change our fiscal year end to December 31st.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2018.

Credit quality remains strong with nonperforming loans decreasing $750,000 to $1.7 million at December 31, 2018, from $2.5 million at September 30, 2018, mainly attributable to a decrease in nonperforming commercial business loans of $390,000 and a decrease in nonperforming one- to four-family residential loans of $416,000. Nonperforming loans to total gross loans decreased to 0.2% at December 31, 2018 from 0.3% at September 30, 2018 and was the same as compared to December 31, 2017. The percentage of the allowance for loan losses to nonperforming loans was 553.3% at December 31, 2018, 377.5% at September 30, 2018, and 570.7% at December 31, 2017, mainly reflecting the change in nonperforming assets over those same periods. Classified loans decreased $303,000 to $3.4 million at December 31, 2018 from $3.7 million at September 30, 2018, and decreased $3.3 million from $6.7 million at December 31, 2017, mainly the result of working with our commercial real estate borrowers to reduce our amount of classified loans during the year. Our allowance for loan losses as a percentage of total loans was 1.1% at December 31, 2018, and 1.2% at both September 30, 2018 and December 31, 2017.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered mutual savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

				Three	One
	December 31,	September 30,	December 31,	Month	Year
ASSETS	2018	2018	2017	Change	Change

Cash and due from banks	$15,430	$14,195	$13,777	8.7%	12.0%
Interest-bearing deposits in banks	10,893	11,139	23,024	(2.2)	(52.7)
Investment securities available for sale, at fair value	262,967	267,105	290,242	(1.5)	(9.4)
Investment securities held to maturity, at amortized cost	43,503	43,908	50,126	(0.9)	(13.2)
Loans held for sale	—	191	788	(100.0)	(100.0)
Loans receivable (net of allowance for loan losses of $9,533, $9,335, and $8,760)	863,852	839,458	779,111	2.9	10.9
Federal Home Loan Bank (FHLB) stock, at cost	6,927	6,326	7,023	9.5	(1.4)
Accrued interest receivable	4,048	3,914	3,745	3.4	8.1
Premises and equipment, net	15,255	15,460	13,739	(1.3)	11.0
Mortgage servicing rights, net	1,044	1,074	1,095	(2.8)	(4.7)
Bank-owned life insurance, net	29,319	29,172	28,724	0.5	2.1
Prepaid expenses and other assets	5,520	5,829	4,265	(5.3)	29.4

Total assets	$1,258,758	$1,237,771	$1,215,659	1.7%	3.5%

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$940,260	$931,605	$885,032	0.9%	6.2%
Borrowings	136,552	121,526	144,100	12.4	(5.2)
Accrued interest payable	521	360	325	44.7	60.3
Accrued expenses and other liabilities	8,071	10,529	7,929	(23.3)	1.8
Advances from borrowers for taxes and insurance	1,090	1,848	1,228	(41.0)	(11.2)

Total liabilities	1,086,494	1,065,868	1,038,614	1.9	4.6

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,170,018 at December 31, 2018; issued and outstanding 11,325,618 at September 30, 2018; and issued and outstanding 11,785,507 at December 31, 2017	112	113	118	(0.9)	(5.1)
Additional paid-in capital	105,825	107,531	111,106	(1.6)	(4.8)
Retained earnings	81,607	80,880	78,602	0.9	3.8
Accumulated other comprehensive loss, net of tax	(4,731)	(5,907)	(1,573)	19.9	(200.8)
Unearned employee stock ownership plan (ESOP) shares	(10,549)	(10,714)	(11,208)	1.5	5.9

Total shareholders' equity	172,264	171,903	177,045	0.2	(2.7)

Total liabilities and shareholders' equity	$1,258,758	$1,237,771	$1,215,659	1.7%	3.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	December 31,	September 30,	December 31,	Month	Year
	2018	2018	2017	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,654	$9,257	$8,055	4.3%	19.9%
Interest on mortgage-backed and related securities	1,301	1,196	1,265	8.8	2.8
Interest on investment securities	1,044	952	841	9.7	24.1
Interest-bearing deposits and other	50	50	37	—	35.1
FHLB dividends	74	100	45	(26.0)	64.4
Total interest income	12,123	11,555	10,243	4.9	18.4

INTEREST EXPENSE
Deposits	1,742	1,498	970	16.3	79.6
Borrowings	985	792	743	24.4	32.6
Total interest expense	2,727	2,290	1,713	19.1	59.2

Net interest income	9,396	9,265	8,530	1.4	10.2

PROVISION FOR LOAN LOSSES	272	197	200	38.1	36.0

Net interest income after provision for loan losses	9,124	9,068	8,330	0.6	9.5

NONINTEREST INCOME
Loan and deposit service fees	1,237	1,122	887	10.2	39.5
Mortgage servicing fees, net of amortization	33	23	56	43.5	(41.1)
Net gain on sale of loans	121	139	122	(12.9)	(0.8)
Net gain (loss) on sale of investment securities	—	(58)	93	100.0	(100.0)
Increase in cash surrender value of bank-owned life insurance	146	150	153	(2.7)	(4.6)
Other income	75	44	46	70.5	63.0
Total noninterest income	1,612	1,420	1,357	13.5	18.8

NONINTEREST EXPENSE
Compensation and benefits	4,650	4,740	4,576	(1.9)	1.6
Real estate owned and repossessed assets expense, net	11	14	29	(21.4)	(62.1)
Data processing	664	676	640	(1.8)	3.8
Occupancy and equipment	1,125	1,119	1,168	0.5	(3.7)
Supplies, postage, and telephone	205	211	221	(2.8)	(7.2)
Regulatory assessments and state taxes	172	172	131	—	31.3
Advertising	203	185	254	9.7	(20.1)
Professional fees	311	319	431	(2.5)	(27.8)
FDIC insurance premium	76	76	75	—	1.3
Other	748	607	815	23.2	(8.2)
Total noninterest expense	8,165	8,119	8,340	0.6	(2.1)

INCOME BEFORE PROVISION FOR INCOME TAXES	2,571	2,369	1,347	8.5	90.9

PROVISION FOR INCOME TAXES	441	443	1,461	(0.5)	(69.8)

NET INCOME (LOSS)	$2,130	$1,926	$(114)	10.6%	1,968.4%

Basic and diluted earnings per share	$0.21	$0.19	$(0.01)	10.5%	2,200.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Twelve Months Ended		One
	December 31,		Year
	2018	2017	Change
INTEREST INCOME
Interest and fees on loans receivable	$36,446	$31,345	16.3%
Interest on mortgage-backed and related securities	5,031	5,128	(1.9)
Interest on investment securities	3,831	2,895	32.3
Interest on deposits and other	186	116	60.3
FHLB dividends	311	145	114.5
Total interest income	45,805	39,629	15.6

INTEREST EXPENSE
Deposits	5,350	3,397	57.5
Borrowings	3,663	2,614	40.1
Total interest expense	9,013	6,011	49.9

Net interest income	36,792	33,618	9.4

PROVISION FOR LOAN LOSSES	1,174	700	67.7

Net interest income after provision for loan losses	35,618	32,918	8.2

NONINTEREST INCOME
Loan and deposit service fees	4,167	3,509	18.8
Mortgage servicing fees, net of amortization	188	283	(33.6)
Net gain on sale of loans	577	827	(30.2)
Net gain on sale of investment securities	77	229	(66.4)
Increase in cash surrender value of bank-owned life insurance	594	648	(8.3)
Income from death benefit on bank-owned life insurance, net	—	768	(100.0)
Other income	316	191	65.4
Total noninterest income	5,919	6,455	(8.3)

NONINTEREST EXPENSE
Compensation and benefits	18,946	18,325	3.4
Real estate owned and repossessed assets expense, net	52	1	5,100.0
Data processing	2,645	2,458	7.6
Occupancy and equipment	4,473	4,170	7.3
Supplies, postage, and telephone	890	826	7.7
Regulatory assessments and state taxes	625	529	18.1
Advertising	1,002	792	26.5
Professional fees	1,410	1,631	(13.5)
FDIC insurance premium	307	268	14.6
Other	2,507	2,584	(3.0)
Total noninterest expense	32,857	31,584	4.0

INCOME BEFORE PROVISION FOR INCOME TAXES	8,680	7,789	11.4

PROVISION FOR INCOME TAXES	1,575	2,851	(44.8)

NET INCOME	$7,105	$4,938	43.9%

Basic earnings per share	$0.69	$0.46	50.0%
Diluted earnings per share	0.68	0.46	47.8

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Performance ratios: (1)
Return on average assets	0.68%	0.64%	0.51%	0.51%	(0.04)%
Return on average equity	4.96	4.45	3.51	3.47	(0.26)
Average interest rate spread	2.92	3.00	3.00	2.96	2.92
Net interest margin (2)	3.19	3.25	3.22	3.15	3.11
Efficiency ratio (3)	74.2	76.0	78.6	79.2	84.4
Average interest-earning assets to average interest-bearing liabilities	129.0	130.6	128.4	129.2	131.8
Book value per common share	$15.42	$15.18	$15.06	$14.99	$15.02

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%	0.2%	0.2%	0.1%
Nonperforming loans to total gross loans (5)	0.2	0.3	0.3	0.3	0.2
Allowance for loan losses to nonperforming loans (5)	553.3	377.5	450.2	413.4	570.7
Allowance for loan losses to total loans receivable	1.1	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.5%	11.6%	12.3%	12.2%	12.5%
Common equity Tier 1 capital	17.0	17.4	19.4	18.4	18.0
Tier 1 risk-based	17.0	17.4	19.4	18.4	18.0
Total risk-based	18.2	18.6	20.6	19.6	19.1

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Twelve Months Ended
	December 31,
	2018	2017
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	0.58%	0.44%
Return on average equity	4.09	2.76
Average interest rate spread	2.98	3.02
Net interest margin (1)	3.20	3.21
Efficiency ratio (2)	76.9	78.8
Average interest-earning assets to average interest-bearing liabilities	129.3	132.6

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.1%	0.1%
Nonperforming loans to total gross loans (4)	0.2	0.2
Allowance for loan losses to nonperforming loans (4)	553.4	570.7
Allowance for loan losses to total loans receivable	1.1	1.1
Net charge-offs to average outstanding loans	—	—

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.
The following table provides the reconciliation of net income (GAAP) without the revaluation of the net deferred tax asset from the prior federal income tax rate of 34% to the 21% rate as result of the passage of the Tax Act on December 22, 2017. Net income (non-GAAP) does not consider the revaluation in the calculation of net income.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data) (Unaudited)	2018	2017	2018	2017

Net (loss) income (GAAP)	$2,130	$(114)	$7,105	$4,938
Adjustment:
Deferred Tax Asset revaluation (1)	—	1,181	—	1,181

Net income (non-GAAP)	$2,130	$1,067	$7,105	$6,119

Basic (loss) income per share:
Basic (loss) income per share (GAAP)	$0.21	$(0.01)	$0.69	$0.46
Basic income per share (non-GAAP)	$0.21	$0.10	$0.69	$0.54

(1) An adjustment to revalue the net deferred tax asset from the prior federal income tax rate of 34% to the 21% rate enacted into law December 2017 as part of the Tax Act was included in the provision for income taxes for the quarter ended December 31, 2017.